                                                                    EXHIBIT (15)





July 31, 2001


To CMS Energy Corporation:

We are aware that CMS Energy Corporation has incorporated by reference in this registration statement its Form 10-Q for the quarter ended March 31, 2001, which includes our report dated April 27, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.



Very truly yours,


/s/ Arthur Andersen LLP